Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Viking Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	457(h)	2,739,004(2)	$9.27(3)	$25,390,567.08	0.0001102	$2,798.04
Equity	Common Stock, par value $0.00001 per share	457(h)	782,572(4)	$7.88(5)	$6,166,667.36	0.0001102	$679.57
Total Offering Amounts					$31,557,234.44	—	$3,477.61
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$3,477.61

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Viking Therapeutics, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) and the Viking Therapeutics, Inc. 2014 Employee Stock Purchase Plan, as amended (the “2014 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the 2014 Plan on January 1, 2023. The 2014 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2014 Plan on January 1st of each year commencing on January 1, 2016 and ending on (and including) January 1, 2024. The number of shares added each year will be equal to 3.5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $9.27 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on February 3, 2023, a date within five business days prior to the filing of this Registration Statement.

(4)

Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the 2014 ESPP on January 1, 2023. The 2014 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2014 ESPP on January 1st of each year commencing on January 1, 2016 and ending on (and including) January 1, 2024. The number of shares added each year will be equal to 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on 85% of the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on February 3, 2023, a date within five business days prior to the filing of this Registration Statement. Pursuant to the 2014 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be the lower of (i) 85% of the fair market value per share of the Common Stock on the first day of the offering or (ii) 85% of the fair market value per share of the Common Stock on the date the purchase right is exercised, which will be the last day of the applicable purchase period.

LEGAL_US_W # 111115892.1